Exhibit 10.3

Separation AGREEMENT and release of claims

This Separation Agreement and Release of Claims (the “Agreement”) is entered into by and among Todd Branning (“Executive”) and Phathom Pharmaceuticals, Inc. (the “Company”), effective as of the Effective Date (as defined below).

Recitals

WHEREAS, Executive is a party to that certain offer letter dated June 25, 2020, with the Company (the “Offer Letter”);

WHEREAS, Executive and the Company have agreed that Executive’s employment with the Company terminated effective as of June 4, 2021 (the “Termination Date”); and

WHEREAS, Executive acknowledges that, unless he executes and does not revoke this Agreement, he will not be eligible for the Termination Benefits (as defined below).

NOW THEREFORE, in consideration of, and subject to, the Termination Benefits payable to Executive described in Section 3 below, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

Agreement

1.Effective Date.  This Agreement shall not become effective unless both of the following events have occurred: (a) execution of this Agreement by Executive, and (b) expiration of the revocation period applicable under Section 4(b) below without Executive having given notice of revocation.  The date on which this Agreement becomes effective shall be referred to in this Agreement as the “Effective Date.”  Unless the Effective Date occurs on or before the date that is sixty (60) days following the Termination Date, this Agreement shall be null and void.  The parties agree that any material or immaterial changes to this Agreement shall not extend the deadline for the occurrence of the Effective Date.

2.Termination of Employment.

(a)The Termination Date will be the termination date of Executive’s employment with the Company and any of its affiliates for all purposes, including active participation in and coverage under all benefit plans and programs sponsored by or through the Company and its affiliates, except as provided in this Agreement.  Executive hereby confirms his termination from all positions he holds with the Company and any of its affiliates, including his position as Chief Financial Officer of the Company, effective as of the Termination Date.  In accordance with applicable law, following the Termination Date, the Company will issue to Executive his final paycheck, reflecting his earned but unpaid base salary through the Termination Date.

(b)The Company will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Termination Date in accordance with the Company’s policies, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Termination Date.

(c)Subject to Section 3(d) below, Executive’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the calendar month during which the Termination Date occurs, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents. Executive’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Termination Date.

3.Termination Benefits.  In consideration for Executive’s agreement to be bound by the terms of this Agreement, including but not limited to the release of claims in Section 4, but subject to Executive’s compliance with Section 5, including Section 5(d) regarding the return of Company property, the Company agrees to provide Executive with the following termination benefits (the “Termination Benefits”):

(a)Executive shall be entitled to continued payment of Executive’s base salary at the rate in effect on the Termination Date for a period of nine (9) months following the Termination Date, in accordance with the Company’s then-current payroll policies and practices.  The payments under this Section 3(a) shall commence with the first payroll period following the Effective Date (the “Payment Date”), and the first payment shall include all accrued amounts from the Termination Date;

(b) Executive shall be entitled to payment of a pro-rated target bonus for 2021, reflecting the portion of 2021 that has elapsed prior to the Termination Date, in the amount of $72,191.78, payable in a lump sum on the Payment Date;

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(c)  Executive holds stock options (the “Stock Options”) to purchase shares of the Company’s common stock issued to Executive by the Company pursuant to certain stock option agreements (the “Stock Option Agreements”).  As of the Termination Date, all of the Stock Options are unvested.  Effective as of the Effective Date, (i) the vesting of such number of Stock Options as would have vested during the nine (9) month period following the Termination Date in accordance with the vesting schedule set forth in the Stock Option Agreements shall vest on an accelerated basis (the “Accelerated Equity”), and (ii) all of Executive’s vested Stock Options as of the Termination Date (after giving effect to any Accelerated Equity vesting on the Effective Date), may be exercised by Executive until December 31, 2021.  Executive acknowledges that all of his Stock Options are non-qualified stock options for tax purposes.  Other than the Accelerated Equity, subject to Section 3(e) below, Executive hereby agrees and acknowledges that, notwithstanding any provisions in any other agreement between Executive and the Company to the contrary, including the Stock Option Agreements and the equity plan pursuant to which they were granted, on the Termination Date, any portion of the Stock Options and all other equity awards not eligible to vest pursuant to the preceding sentence (including any and all outstanding performance stock units held by Executive) held by Executive and outstanding as of the Termination Date shall be cancelled, surrendered and forfeited by Executive for no consideration immediately upon the Termination Date;

(d) For the nine (9) month period beginning on the Termination Date (or, if earlier, (i) the date on which the applicable continuation period under COBRA expires, or (ii) the date on which Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self- employment) (such period, the “COBRA Coverage Period”), the Company shall pay for or reimburse Executive on a monthly basis for an amount equal to (x) the monthly premium Executive and/or Executive’s covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for Executive and/or Executive’s eligible dependents, as applicable, who were covered under the Company’s health plans as of the Termination Date (calculated by reference to the premium as of the Termination Date) less (y) the amount Executive would have had to pay to receive group health coverage for Executive and/or Executive’s covered dependents, as applicable, based on the cost sharing levels in effect on the Termination Date. If the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to Executive the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. Executive shall notify the Company immediately if he becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment; and

(e)In the event a “Change in Control” (as defined in the Offer Letter) occurs on or prior to September 4, 2021, Executive shall be eligible to receive the “CIC Severance Benefits” (as defined in the Offer Letter) in accordance with the terms of the Offer Letter to the extent such CIC Severance Benefits exceed the Termination Benefits provided pursuant to this Agreement (and subject to reduction for any Termination Benefits previously provided pursuant to this Agreement).

The Termination Benefits shall be the exclusive severance benefits to which Executive is entitled, unless Executive has breached the provisions of this Agreement, in which case Section 5(e) shall apply. Executive understands that Executive will not be entitled to the Termination Benefits under this Agreement if the Effective Date does not occur on or before the date that is sixty (60) days following the Termination Date, or in the event Executive breaches the terms of this Agreement.  Executive acknowledges that, other than the compensation set forth in Section 2 above paid to him as provided therein and the Termination Benefits set forth in this Section 3, he has or will have received all wages, accrued but unused vacation or paid time off, and other benefits due him as a result of his employment or service with and termination from the Company.

4.Release.

(a)Executive agrees not to sue, or otherwise file any claim against, the Company or its parent companies, subsidiaries or affiliates, and any of their respective successors, assigns, directors, officers, managers, employees, attorneys, insurers, or agents, each in their respective capacities as such (collectively, the “Company Parties”), for any reason whatsoever based on anything that has occurred at any time up to and including the execution date of this Agreement as follows:

(i)On behalf of Executive and his executors, administrators, heirs and assigns, Executive hereby releases and forever discharge the Company Parties, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against any of the Company Parties by reason of any matter, cause, or thing whatsoever from the beginning of time through and including the execution date of this Agreement, including, without limiting the generality of the foregoing: any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by the Company or its affiliates or the separation thereof, including without limitation any and all Claims arising under federal, state, or local laws relating to employment; any Claims of any kind that may be brought in any court or administrative agency; any Claims arising under the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1866, Section 1981, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Americans

with Disabilities Act of 1990, the False Claims Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, Fair Credit Reporting Act, New Jersey's Conscientious Employee Protection Act, the New Jersey Soldiers' and Sailors' Civil Relief Act, Millville Dallas Airmotive Plant Job Loss Notification Act, New Jersey Family Leave Act, New Jersey Law Against Discrimination, New Jersey Security and Financial Empowerment Act, New Jersey State Wage and Hour Law, New Jersey Paid Sick Leave Law, and New Jersey State Wage Payment Law, or any similar state law, each of the foregoing as may have been amended, and any other federal, state, or local statute, regulation, ordinance, constitution, or order concerning labor or employment, termination of labor or employment, wages and benefits, retaliation, leaves of absence, or any other term or condition of employment; Claims for breach of contract; Claims for unfair business practices; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(ii)Notwithstanding the generality of the foregoing, Executive does not release any Claims that cannot be released as a matter of law including, without limitation, (A) Executive’s right to file for unemployment insurance benefits or any state disability insurance benefits pursuant to the terms of applicable state law; (B) Executive’s right to file claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; (C) Executive’s right to file a charge of discrimination, harassment, interference with leave rights, failure to accommodate, or retaliation with the Equal Employment Opportunity Commission or any other federal, state or local government agency, or to cooperate with or participate in any investigation conducted by such agency; provided, however, that Executive hereby releases Executive’s right to receive damages in any such proceeding brought by Executive or on Executive’s behalf; (D) Executive’s right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation by such agency; or (E) Executive’s right to make any disclosure that are protected under the whistleblower provisions of applicable law.  For the avoidance of doubt, Executive does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights.  Furthermore, Executive does not release hereby any rights that Executive may have relating to (x) indemnification by the Company or its affiliates under any indemnification agreement with the Company, the Company’s Bylaws or any applicable law or under any applicable insurance policy with respect to Executive’s liability as an employee of the Company; (y) Executive’s vested accrued benefits under the Company’s respective benefits and compensation plans; and (z) any Claims for breach of this Agreement.

(b)Executive acknowledges that he was presented with this Agreement on the Termination Date.  Executive agrees that he has had at least twenty-one (21) calendar days in which to consider whether to execute the Agreement, no one hurried Executive into executing the Agreement during that period and no one coerced Executive into executing the Agreement.  Executive understands that the Company’s obligations under the Agreement will not become effective or enforceable until the eighth (8th) calendar day after the date Executive signs the Agreement provided that Executive has timely delivered it to the Company, and that in the seven (7) day period following the date Executive delivers a signed copy of the Agreement to the Company, Executive understands that Executive may revoke his acceptance of the Agreement.  Executive understands that the Termination Benefits will become available to him at such time after the Effective Date as provided in this Agreement.  Executive further understands that the offer of the Termination Benefits and this Agreement will expire in the event the Effective Date has not occurred on or before the sixtieth (60th) calendar day after the Termination Date.

(c)Executive represents and warrants that he is the sole owner of all Claims relating to his employment or service with the Company and/or with any predecessor of the Company and that he has not assigned or transferred any Claims relating to his employment or service to any other person or entity.  Executive understands and agrees that the Agreement will not be construed at any time as an admission of liability or wrongdoing by either the Company or Executive.

5.Restrictive Covenants.

(a)Executive hereby expressly reaffirms his obligations under the Company’s Proprietary Information and Inventions Assignment Agreement between Executive and the Company, which is attached hereto as Exhibit A and incorporated herein by reference (“PIIA”), and agrees that such obligations shall survive the Termination Date.

(b)Executive agrees that for one (1) year immediately following the Termination Date, Executive shall not interfere with the business of the Company by (i) soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any other person or entity or (ii) soliciting or attempting to solicit any vendor, supplier, customer or other person or entity either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

(c)Executive agrees that Executive will not make any negative or disparaging statements or comments about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance.  The Company agrees that it shall not, and shall cause its directors and executive officers not to, make any negative or disparaging statements or comments about Executive.  Nothing in this Section 5(c) will prohibit Executive or the Company from providing truthful information in response to a subpoena or other legal process.

(d)By signing below, Executive represents and warrants that he has returned to the Company all Company documents (and all copies thereof) and other Company property that Executive had in his possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof).  Executive understands that, even if Executive does not sign this Agreement, he is still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by Executive in connection with his employment with Company, including the PIIA, pursuant to the terms of such agreement(s). Executive's compliance with this Section 5(d) shall be a condition to his receipt of the Termination Benefits.

(e)In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all Termination Benefits from Executive in the event of his breach of this Section 5.

(f)Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to Executive’s attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

(g)For purposes of this Section 5, the term “Company” means not only the Company, but also as any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with such entities.

6.Cooperation.  As a condition of his receipt of the Termination Benefits, Executive agrees that, upon reasonable notice and without the necessity of Company obtaining a subpoena or court order, he will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during his employment as to which he may have relevant information and any other matter for which he was responsible or had knowledge of through the Termination Date.  Such cooperation may include, but will not be limited to, providing background information within Executive’s knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities.  Upon the reasonable request of Company, Executive agrees to cooperate with the transition of his job responsibilities following the Termination Date and cooperate in providing information on matters on which he was involved while an employee.

7.  Section 409A.

(a)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.   For purposes of Section 409A  of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(b)The parties acknowledge that the Termination Date will constitute the date of Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”).

(c)If Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the Termination Date, to the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 8(c) shall be paid or distributed to Executive in a lump sum on the earlier of (i) the date that is six (6) months and one day following Executive’s Separation from Service, (ii) the date of Executive’s death, or (iii) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(d)Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

9.Arbitration and Venue.  Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, in any way arising out of or relating to the terms of this Agreement, Executive’s employment relationship with the Company, or the termination of Executive’s employment with the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in the State of New Jersey, conducted before a single neutral arbitrator selected and administered in accordance with the employment arbitration rules & procedures or then applicable equivalent rules of JAMS (the “JAMS Rules”) and the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq.  A copy of the JAMS Rules may be found on the JAMS website at www.jamsadr.com and will be provided to Executive by the Company upon request.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Nothing in this Section 9 is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. For purposes of settling any dispute or controversy arising hereunder or for the purpose of entering any judgment upon an award rendered by the arbitrator, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of New Jersey or (ii) any of the courts of the State of New Jersey. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such courts’ jurisdiction and any defense of inconvenient forum with respect to such courts. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This Section 9 shall not apply to any claims of violation of any federal or state employment discrimination laws. BY AGREEING TO THIS ARBITRATION PROCEDURE, EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE, CLAIM OR DEMAND THROUGH A TRIAL BY JURY OR JUDGE OR BY ADMINISTRATIVE PROCEEDING IN ANY JURISDICTION.

10.Notices.  All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and shall be effective on the date transmitted if confirmed within forty-eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence.  Notice to Executive shall be sent to his most recent residence and personal email address on file with the Company.  Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to the Chief Administrative Officer at the email address provided by the Company for such person.

11.Entire Agreement.  This Agreement, the PIIA and the Stock Option Agreements (to the extent governing the Accelerated Equity) constitute the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral, including, without limitation, the Offer Letter (except as expressly provided in Section 3(e) above).  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.  The terms in this Agreement may only be modified in writing and signed by Executive and an authorized officer of the Company.  In the event of any conflict between any of the terms in this Agreement and the terms of any other agreement between Executive and the Company, the terms of this Agreement will control.

12.Severability.  Should any provision of the Agreement be determined by an arbitrator, court of competent jurisdiction or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above will otherwise remain effective to release any and all other claims.  Executive acknowledges that he has obtained sufficient information to intelligently exercise his own judgment regarding the terms of the Agreement before executing the Agreement.

13.Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of New Jersey applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

14.Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

15.Construction.  The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.  Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

16.Withholding and Other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

17.Knowing and Voluntary.  Executive represents and agrees that, prior to signing this Agreement, Executive has had the opportunity to discuss the terms of this Agreement with legal counsel of his choosing.  Executive further represents and agrees that he is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise was made to cause him to enter into this Agreement, other than what is promised in this Agreement. Executive further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement. Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of his choosing.

18.Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

[Signature page follows]

EXECUTIVE’S ACCEPTANCE OF AGREEMENT

BEFORE SIGNING HIS NAME TO THIS AGREEMENT, EXECUTIVE STATES THE FOLLOWING:  EXECUTIVE HAS READ THE AGREEMENT, HE UNDERSTANDS IT AND HE KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS.  HE HAS OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE HIS OWN JUDGMENT. HE HAS BEEN ADVISED THAT HE SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND HE HAS SIGNED THE AGREEMENT KNOWINGLY AND VOLUNTARILY.

Executed this 22nd day of June, 2021.
/s/ Todd Branning
Todd Branning

Agreed and Accepted

Phathom Pharmaceutical Inc.

/s/ Joe Hand
By: Joe Hand
Title: Chief Administrative Officer

Date: 23 June, 2021

Exhibit A

Proprietary Information and Inventions Assignment Agreement